Exhibit 10.1

FORM OF S CORPORATION TERMINATION AND

TAX SHARING AGREEMENT

This S Corporation Termination and Tax Sharing Agreement, dated as of [________], 2021 (the “Agreement”), is made by and between Five Star Bancorp, a California corporation (the “Company”), and the trusts and individuals identified on the signature page hereto (each a “Consenting Shareholder” and collectively the “Consenting Shareholders”).

RECITALS:

A.       The Company has elected to be an S corporation (the “S Election”) under Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”).

B.       The Company intends to conduct an initial public offering registered under the Securities Act of 1933, as amended (the “Public Offering”).

C.        The Company has shareholders who own shares of the Company (each such person a “Shareholder” and collectively the “Shareholders”).

D.        The Consenting Shareholders own shares of the Company representing at least 70% of the issued and outstanding shares of the Company.

E.       On the Termination Date (as defined in Section 2.01 below) the Company’s status as an S corporation will terminate.

F.       The Shareholders have been the only shareholders of the Company during the taxable year of the Company in which the Termination Date falls, are currently the only shareholders of the Company, and will continue to be so until immediately before the consummation of the Public Offering.

G.       In connection with the Public Offering the Company and the Consenting Shareholders desire to provide for the termination of the Company’s status as an S Corporation and a tax allocation and indemnification agreement in connection with tax periods prior to and following the Termination Date (as defined in Section 2.01 below), as well as the other agreements set forth herein.

H.       The Company and the Consenting Shareholders agree that the Agreement will entitle and obligate all of the Shareholders to all of the rights and obligations given and imposed on Shareholders under the Agreement.

AGREEMENT:

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consenting Shareholders do hereby covenant and agree as follows:

Article 1.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“AAA Determination Date” shall have the meaning set forth in Section 2.07.

“Accumulated Adjustments Account,” or “AAA” shall have the meaning assigned to that term by Section 1368(e)(1) of the Code.

“Assumed Tax Rate” means, with respect to any tax period, the maximum combined federal and state income tax rates for taxpayers who are married and filing jointly, applicable for such period, taking into account the deductibility of state income tax for federal income tax purposes, applicable to an individual resident in California.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.

“Code” shall have the meaning set forth in Recital A.

“Estimated AAA Distribution” shall have the meaning set forth in Section 2.07.

“Final AAA Amount” shall have the meaning set forth in Section 2.07.

“Interim Distribution” shall have the meaning set forth in Section 2.07.

“Post-Termination Distribution” shall mean a cash distribution during the Post-Termination Transition Period to the extent it does not exceed the AAA.

“Post-Termination Transition Period” shall have the meaning set forth in Section 1377(b)(1) of the Code and shall begin on the day after the last day of the Company’s S Short Year.

“Public Offering” shall have the meaning set forth in Recital B.

“S Corporation” shall have the meaning set forth in Section 1361 of the Code.

“S Corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of loss, deduction, or credit (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s nonseparately computed income or loss (within the meaning of Section 1366(a)(l)(B) of the Code).

“S Corporation Tax Year” means any taxable period during which the Company had an S Election in effect, including the S Short Year.

“S Election” shall have the meaning set forth in Recital A.

“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.

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“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.

“Tax Proceeding” shall have the meaning set forth in Section 2.02.

“Termination Date” means the date on which the Company’s status as an S corporation is terminated by reason of revocation pursuant to Section 1362(d)(1) of the Code, which shall be determined pursuant to Section 2.01.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

Article 2.
S CORPORATION TERMINATION AND TAX SHARING

2.01          Termination of S Corporation Status. The Company is authorized to revoke its status as an S corporation pursuant to Section 1362(d)(1) of the Code, which election shall be made, pursuant to the Company’s existing shareholders agreements with the Shareholders of the Company (collectively, the “Shareholders Agreement”), by the Company and consented to by Shareholders holding more than 70% of the issued and outstanding shares of the Company (including nonvoting stock) and shall be effective on the Termination Date. The Company shall revoke its status as an S corporation only if the Company enters into an underwriting agreement in connection with the Public Offering. The revocation and consents shall be made in accordance with and in the manner provided by Treasury Regulation § 1.1362-6(a)(3) and shall be substantially in the form attached hereto as Exhibit 1. Each of the executive officers of the Company is authorized and directed to execute and timely file such revocation with the Internal Revenue Service and to set forth in such revocation the Termination Date, which date shall be determined by the officer(s) executing such revocation and which such date shall not be earlier than the date on which the Public Offering is priced nor later than the day immediately prior to the date of closing of the Public Offering.

2.02          Payments Related to Future Adjustments. In the event that any final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise, which determination occurs after the Termination Date (each, a “Tax Proceeding”)) results in an increase in S Corporation Taxable Income, the Company shall distribute to the each Shareholder within 30 days of such final determination, cash in an amount equal to (i) the product of (A) the amount of increase in taxable income to such Shareholder resulting from the adjustment and (B) the Assumed Tax Rate plus (ii) any interest and penalties imposed thereon.

2.03          Liability for Taxes Incurred During the S Short Year and for Tax Periods Ending Prior to the Termination Date. Each Consenting Shareholder severally, and not jointly, covenants and agrees that: (i) such Shareholder has duly included (to the best of such Shareholder’s knowledge), or will duly include, in such Shareholder’s federal, state, and local income tax returns, such Shareholder’s respective allocable shares of all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company, (ii) its federal, state and local income tax returns shall, to the extent required by applicable law, include such Shareholder’s allocable share of S Corporation Taxable Income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company, and (iii) such Shareholder shall, to the extent required by applicable law, pay any and all taxes such Shareholder is required to pay, as a result of being a shareholder of the Company, for all taxable periods (or that portion of any period) during which the Company was an S Corporation.

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2.04          Shareholder Indemnification for Tax Liabilities. The Shareholders severally (according to the relative percentage of the outstanding shares of the Company’s common stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and not jointly, each indemnifies and holds the Company harmless from, against and in respect of any unpaid income tax liabilities of the Company (including interest and penalties imposed thereon) (i) which are either (a) attributable to the S Short Year or (b) incurred by the Company as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Shareholders for any period, including the S Short Year or thereafter, and which (in the case of this clause (ii)(b)) are attributable to a decrease for any period in the Shareholders’ taxable income and a corresponding increase for any period in the taxable income of the Company, and (ii) result from the Company failing to qualify as an S Corporation under Section 1361(a)(1) of the Code (as enacted and in effect prior to the Termination Date). Each Shareholder shall pay to the Company cash in an amount equal to: (A)(i) the amount of such increase in the tax liabilities of the Company, plus (ii) any interest and penalties imposed thereon, multiplied by (B) such Shareholder’s percentage of the outstanding shares of the Company’s common stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates in proportion to such Shareholder’s ownership of the shares of the Company’s common stock owned by such Shareholder immediately prior to the effectiveness of the revocation of the election to be treated as an S Corporation. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to indemnification payments pursuant to this Section 2.04 from any Shareholder in excess of the amount of the reduction in Shareholder’s actual income tax liability due to a reduction in the Shareholder’s share of the Company’s S corporation taxable income as calculated by the Company applying the Assumed Tax Rate to the amount by which the Shareholder’s taxable income has been reduced by the adjustment.

2.05          Company Indemnification for Tax Liabilities. The Company hereby indemnifies and agrees to hold the Shareholders harmless from, against and in respect of income tax liabilities (including interest and penalties imposed thereon), if any, incurred by the Shareholders as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Company for any period ending after the Termination Date (including, without limitation, the C Short Year) which results in an increase for any period in the taxable income of the Shareholders. The Company shall distribute to each Shareholder cash in an amount equal to (i) the product of (A) the amount of such increase in the taxable income of such Shareholder resulting from such final determination and (B) the Assumed Tax Rate, plus (ii) any interest and penalties imposed thereon.

2.06          Payments. The Shareholders or the Company, as the case may be, shall make any payment required under Sections 2.04 or 2.05 of this Agreement within 30 days after receipt of notice from the other party that a final determination of an adjustment (by reason of a Tax Proceeding) has occurred and a payment is due by such party to the appropriate taxing authority.

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2.07          Termination Payments to Shareholders. Within 30 days of the effectiveness of the termination of the Company’s S Election, the Company shall distribute to the Shareholders in proportion to the ownership of the shares of the Company’s common stock owned by each Shareholder on the Termination Date out of the net proceeds of the Public Offering, and in no event in excess of such net proceeds, an amount equal to (a) a good faith estimate of the amount of the AAA as determined on the last day of the last month ending more than 15 days before the Public Offering (the “AAA Determination Date”) in accordance with the Company’s books and records and consistent with Section 1368 of the Code and the Treasury Regulations, reduced by (b) the amount of any distribution or distributions to the Shareholders between the AAA Determination Date and the Termination Date (the total amount of the distribution or distributions to Shareholders between the AAA Determination Date and the Termination Date being the “Interim Distribution” and the amount distributed after the IPO the “Estimated AAA Distribution”). After the close of the S Termination Year, the Company shall make a final determination of the amount of AAA, without taking into account the Interim Distribution and the Estimated AAA Distribution (the “Final AAA Amount”), and (i) if the Final AAA Amount is greater than the sum of the Interim Distribution and the Estimated AAA Distribution, then on or before the later of (a) the day before the 12 month anniversary of the Termination Date and (b) the due date for filing the federal tax return for the Company’s last S Short Year (including extensions), the Company will distribute to the Shareholders, in proportion to the ownership of the shares of the Company’s common stock owned by each on the Termination Date, the excess of the Final AAA Amount over the sum of the Interim Distribution and the Estimated AAA Distribution, and (ii) if the Final AAA Amount is less than the sum of the Interim Distribution and the Estimated AAA Distribution, then within 30 days of providing notice to the Shareholders of the amount of the excess of the Estimated AAA Distribution over the sum of the Interim Distributions and the Final AAA Amount, each Shareholder shall pay to the Company, in proportion to the ownership of the shares of the Company’s common stock owned by the Shareholder on the Termination Date, such excess.

Article 3.
ALLOCATION OF INCOME

3.01          Short Taxable Years. The parties acknowledge that the taxable year in which the S corporation status of the Company is terminated will be an S Termination Year for tax purposes, as defined in Section 1362(e)(4) of the Code. Pursuant to Section 1362(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an S Short Year and a C Short Year. As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date. Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.

3.02          Pro Rata Allocation. The Company shall allocate its items of income, gain, loss, deduction and credit for its calendar year between the S Short Year and the C Short Year using the pro rata method described in Section 1362(e)(2) of the Code.

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Article 4.
TAX MATTERS

4.01          Refunds. If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by a Shareholder, the Company shall pay an amount equal to such refund, within 30 days after receipt thereof, to such Shareholder. If a Shareholder receives a refund of any income tax (including penalties and interest) as to which such Shareholder has previously been indemnified by the Company, such Shareholder shall, within 30 days after receipt thereon, remit an amount equal to such refund to the Company.

4.02          Notice and Tax Proceedings.

(a)               Any time that any Shareholder believes that such Shareholder may be entitled to a payment under this Agreement as a result of a Tax Proceeding, such Shareholder shall use reasonable efforts to promptly notify the Company of such Tax Proceeding.

(b)               The Company will have the option to represent itself in any Tax Proceeding, at its own expense and using advisors of the Company’s choice.

(c)               The Shareholders shall cooperate fully with the Company in any Tax Proceeding and each such Shareholder shall have the right, but not the obligation, to participate in such Proceeding at such Shareholder’s own expense.

(d)               Breach by a Shareholder of any of the provisions of this Section 4.01 will terminate the Company’s obligation to make payments to such Shareholder under Article 2 to the extent any such breach materially prejudices the result of any Tax Proceeding.

4.03          Inconsistent Reporting. If a Shareholder hereafter reports an item on such Shareholder’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Shareholders by the Company for a taxable period during which the Company had an S Election in effect, the Shareholder shall notify the Company of such treatment before filing the Shareholder’s income tax return. If such Shareholder fails to notify the Company of such inconsistent reporting, such Shareholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

Article 5.
REPRESENTATIONS AND WARRANTIES; COVENANTS

5.01          Representations and Warranties of the Shareholders. Each Consenting Shareholder represents and warrants that:

(a)               it is currently, and has been since January 1, 2021, a shareholder of the Company; and

(b)               the information set forth in the Form of Consent, accompanying Exhibit 1, is true, complete and correct.

5.02          Representations and Warranties of the Company. The Company represents and warrants that it has elected to be an S corporation (the “S Election”) under Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Shareholders are currently the only shareholders of the Company, and will continue to be so until immediately before the consummation of the Public Offering.

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Article 6.
MISCELLANEOUS

6.01          Post-Termination Distributions. To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to the Shareholders pursuant to Article 2 will be treated as Post-Termination Distributions for U.S. federal income tax purposes and any correspondingly applicable state and/or local tax purposes.

6.02          Other Distributions. To the extent that the Company’s tax return preparers determine that such payments or distributions cannot be properly treated as Post-Termination Distributions, then the amount of any distribution made to the Shareholders pursuant to Article 2 shall be increased by the amount of the Shareholders’ additional tax liability, if any, resulting from such payments or distributions, as reasonably determined by the Company’s tax return preparers, assuming that the Shareholders pay tax at the Assumed Tax Rate.

6.03          Confidentiality. Each of the parties agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law (including, without limitation, federal securities laws and the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and in connection with filings with the SEC), or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to any person or entity.

6.04          Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor, heirs or personal representatives to any of the parties, by merger, acquisition of assets or stock in the Company or otherwise, to the same extent as if the successor, heir or personal representative had been an original party to this Agreement or the applicable Shareholder for the taxable period in question, and in such event, all references herein to a party shall refer instead to the successor, heir or personal representative of such party; provided, however, that for purposes of calculating the tax liability to which any payments under this Agreement would relate, the original Shareholders’ tax liability shall be taken into account, but any payments in connection therewith shall be made to the successor, heir or personal representative of the original Shareholders.

6.05          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of California.

6.06          Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

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6.07          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

6.08          Electronic Transmission. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

6.09          Notices. Any notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the parties at the addresses specified in Schedule A or at such other address as one party may specify by notice to the other party. All such notices and communications shall be effective when received. Any payment required to be made under this Agreement shall be mailed or delivered to the parties at the addresses specified in Schedule A or at such other address or account as one party may specify by notice to the other party.

6.10          Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

6.11          Effective Date and Survival. This Agreement shall be effective as of the Termination Date and shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by this Agreement; provided, however, that if the Public Offering has not been consummated on or before December 31, 2021, this Agreement will be void, having no force or effect.

6.12          Successor Provisions. Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

6.13          Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

6.14          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this S Corporation Termination and Indemnification Agreement on the date first set forth above.

FIVE STAR BANCORP

By:	James E. Beckwith
President and CEO

SHAREHOLDER

By:

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SCHEDULE A

Notices

EXHIBIT 1

Consent of Shareholders to Revocation of Subchapter S Election